Exhibit 99.1

Contact:
Phil Smith
Stater Bros. Holdings Inc.
(909)783-5287

PRESS RELEASE
For Immediate Release
Tuesday, December 20, 2005
STATER BROS. HOLDINGS ANNOUNCES SALES AND EARNINGS
Colton, California. December 20, 2005: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 25, 2005.
Prior year results were materially affected in a positive manner by the unprecedented Southern California Supermarket Industry labor dispute. The effect of this event needs to be considered when comparing the current year to the prior year results.
Sales for fiscal 2005 were $3.4 billion, a decrease of 9.0% when compared to sales of $3.7 billion for the 2004 fiscal year. Sales for the fourth quarter of fiscal 2005 ended September 25, 2005 were $849.9 million, an increase of 1.1% when compared to $840.9 million for the fiscal fourth quarter of 2004 ended September 26, 2004. Like store sales for fiscal 2005 decreased 12.1% compared to fiscal 2004. For the fourth quarter of fiscal 2005, like stores sales decreased 1.0% compared to the fourth quarter of fiscal 2004. A comparison of sales between fiscal 2005 and fiscal 2004 is difficult due to the effect of the labor dispute in fiscal 2004. Like store sales comparing fiscal 2005 with fiscal 2003, the fiscal year prior to the labor dispute, increased 15.2% or an average annual like store sales growth of 7.6% over the two year period.
The Company reported net income of $26.2 million for the fiscal year 2005 compared to $71.4 million in fiscal year 2004. The results for the fourth quarters of fiscal 2005 and fiscal 2004, reflected net income of $12.1 million and $12.6 million, respectively.
The results of operations for fiscal 2004 were favorably impacted by the Southern California Supermarket Industry labor dispute. The impact of the labor dispute on the Company was unprecedented and is not expected to be repeated in the future.
Brown said, “The Stater Bros. family members continue to provide a friendly and satisfying shopping experience to our “Valued Customers” at a reasonable price for the items they want and need. We are pleased with the results but will continue to focus on customer service and bring value to our customers, the core of the Stater Bros. concept.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 162 supermarkets through its wholly-owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President, and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 69 GOLDEN YEARS
# # #

STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	09/26/04	09/25/05
Assets
Current assets
Cash	$301,947	$263,397
Restricted cash	20,000	29,000
Receivables	39,258	45,006
Inventories	185,567	185,302
Other	34,263	31,122

Total current assets	581,035	553,827

Property and equipment, net	404,856	467,937

Deferred debt issuance costs, net	21,891	19,011
Other	6,339	14,594

Total assets	$1,014,121	$1,055,369

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$144,612	$144,298
Accrued expenses and other liabilities	115,321	131,185
Current portion of capital lease obligations	1,247	1,190

Total current liabilities	261,180	276,673

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	9,470	8,292
Other long-term liabilities	83,112	83,799

Common stockholder’s deficit	(39,641)	(13,395)

Total liabilities and stockholder’s deficit	$1,014,121	$1,055,369

STATER BROS. HOLDINGS INC.
Condensed Results of Operations
(In thousands)
Unaudited

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/26/04	09/25/05	09/26/04	09/25/05
Sales	$840,928	$849,896	$3,704,882	$3,372,243

Gross profits	226,126	237,262	1,052,070	904,108

Operating expenses:
Selling, general and administrative expenses	189,310	198,009	820,329	772,885
Depreciation and amortization	9,364	10,388	33,284	39,575

Total operating expenses	198,674	208,397	853,613	812,460

Operating profit	27,452	28,865	198,457	91,648

Interest income	1,192	2,291	2,198	6,816
Interest expense	(14,534)	(13,938)	(53,951)	(57,142)
Interest expense related to debt purchase	(1,630)	—	(35,647)	—
Equity in income from unconsolidated affiliate	—	—	929	—
Other expenses, net	(326)	(833)	(1,343)	(1,414)

Income before income taxes (benefit)	12,154	16,385	110,643	39,908

Income taxes (benefit)	(412)	4,278	39,202	13,662

Net income	$12,566	$12,107	$71,441	$26,246